                                                                    Exhibit 12.1

Telecomunicaciones de Puerto Rico, Inc.
Statement Regarding Computation of Ratio of Earnings to Fixed Charges


                                            Six Months Ended       Year Ended
                                              June 30, 1999    December 31, 1998
                                              Pro Forma (1)       Pro Forma (1)
                                            ----------------   -----------------
                                                   (Dollars in millions)
Net earnings available for fixed charges:
         Net income                              $   1.7           $    15.8
         Add: Income taxes                           1.1                10.1
                Fixed charges                       46.7               100.4
                                            ----------------   -----------------
Adjusted earnings                                $  49.5           $   126.3
                                            ----------------   -----------------

Fixed charges                                    $  46.7           $   100.4
                                            ----------------   -----------------

RATIO OF EARNINGS TO FIXED CHARGES                   1.1                 1.3


Note: The Company's fixed charges were nominal prior to the acquisition since there was no significant indebtedness.

(1) Refer to "Unaudited Pro Forma Condensed Consolidated Financial Statements" for a description of the pro forma adjustments.